AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

GSV CAPITAL CORP.

AND

GSV ASSET MANAGEMENT, LLC

This Amended and Restated Investment Advisory Agreement (this Agreement”)made this 8th day of March, 2013, by and between GSV CAPITAL CORP. (formerly known as NEXT INNOVATION CORP.), a Maryland corporation (the “Company”), and GSV ASSET MANAGEMENT, LLC (formerly known as NEXT ASSET MANAGEMENT, LLC), a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment fund that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940,as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, on April 11, 2011, the Company and the Adviser entered into an Investment Advisory Agreement, pursuant to which the Adviser agreed to furnish investment advisory services to the Company (the “Initial Advisory Agreement”); and

WHEREAS, each of the Company and the Adviser desires to amend and restate the Initial Advisory Agreement in its entirety, solely for the purpose of reflecting the current legal names of each of the Company and the Adviser.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Duties of the Adviser.

(a)          The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form N-2 (File No. 333-171578) initially filed on January 7, 2011 (as the same shall be amended from time to time); (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same shall be amended from time to time; and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)          The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)          The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)          The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

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2.            Company’s Responsibilities and Expenses Payable by the Company.

(a)          All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: organization and offering; calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in providing administrative services, monitoring the Company’s investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the Company’s investments; sales and purchases of the Company’s common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Company and GSV Capital Service Company, LLC (formerly known as NeXt Innovation Service Company, LLC)(the “Administrator”), dated as of April 11, 2011, and the amendment and restatement thereof, dated as of March 8, 2013 (collectively, the “Administration Agreement”), the Company’s administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement between the Company and the Administrator, based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs.

3.            Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The cost of both the Base Management Fee and the Incentive Fee will ultimately be borne by the Company’s common stockholders. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)          The Base Management Fee shall be calculated at an annual rate of 2.00% of the Company’s gross assets. For the period from the close of the Company’s initial public offering through and including December 31, 2011, the Base Management Fee will be payable monthly in arrears, and will be calculated based on the initial value of the Company’s gross assets upon the closing of the Company’s initial public offering. For services rendered after December 31, 2011, the Base Management Fee will be payable monthly in arrears, and will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any equity or debt capital raises, repurchases or redemptions during the current calendar quarter. The Base Management Fee for any partial month or quarter will be appropriately pro rated.

(b)          The Incentive Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement, as set forth below), commencing on December 31, 2011, and will equal the lesser of (i) 20% of the Company’s realized capital gains during such calendar year, if any, calculated on an investment-by-investment basis, subject to a non-compounded preferred return, or “hurdle,” and a “catch-up” feature, and (ii) 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees.

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(c)          For purposes of determining the Incentive Fee, the Company’s realized capital gains from each investment, expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, shall be compared to a hurdle rate of 8.00% per year. The Company shall only pay the Incentive Fee on any realized capital gains from an investment that exceeds the hurdle rate. Subject to the limitation set forth in Section 3(d) below, the Company shall calculate the amount of the Incentive Fee payable to the Adviser with respect to the Company’s realized capital gains from each investment as follows:

(i)           No Incentive Fee shall be payable on the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, does not exceed the hurdle rate of 8.00% per year.

(ii)          The Company shall include in the Incentive Fee 100% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds the hurdle rate of 8.00% per year but is less than a rate of 10.00% per year. The purpose of this Section 3(c)(ii) is to provide the Adviser with 20% of the amount of the Company’s realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds a rate of 10.00% per year.

(iii)         The Company shall include in the Incentive Fee 20% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds a rate of 10.00% per year.

(d)            Notwithstanding Section 3(c) above, in no event shall the Incentive Fee for any calendar year exceed 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees.

Examples of Incentive Fee Calculation

Alternative 1:

Assumptions

•	Hurdle rate = 8.00% non-compounded annual rate of return

•	Hurdle rate = (purchase price) × (8% × (days owned/365))

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•	Catch-up rate = 10.00% non-compounded annual rate of return

•	Catch-up rate = (purchase price) × (10% × (days owned/365))

•	Year 1: $20,000,000 investment made on March 15 in Company A (“Investment A”), and $30,000,000 investment made on February 1 in Company B (“Investment B”)

•	Year 2: Investment A is sold on September 15 for $25,000,000, and fair market value (“FMV”) of Investment B is determined to be $28,000,000

•	Year 3: FMV of Investment B is determined to be $28,000,000

•	Year 4: Investment B is sold on March 1 for $38,000,000

The incentive fee would be calculated as follows:

•	Year 1: None

•	Year 2: Incentive fee calculation:

o	Hurdle rate for Investment A = ($20,000,000) × (8% × (550 days / 365))

o	Hurdle rate for Investment A = $2,410,959

o	Catch-up rate for Investment A = ($20,000,000) × (10% × (550 days / 365)

o	Catch-up rate for Investment A = $3,013,699

o	Incentive fee on Investment A = 20% × $5,000,000 (since the hurdle rate has been satisfied and the catch up has been fully achieved)

o	Incentive fee on Investment A = $1,000,000

o	Maximum incentive fee = 20% × (cumulative realized capital gains – (cumulative realized losses + cumulative net unrealized depreciation)) – (previously paid incentive fees)

o	Maximum incentive fee = 20% × ($5,000,000 - $2,000,000 (unrealized depreciation on Investment B))

o	Maximum incentive fee = 20% × $3,000,000

o	Maximum incentive fee = $600,000

o	Incentive fee paid = $600,000 (because the incentive fee payable on Investment A exceeds the maximum incentive fee, the maximum incentive fee applies)

•	Year 3: None

•	Year 4: Incentive fee calculation:

o	Hurdle rate for Investment B = ($30,000,000) × (8% × (1,124 days / 365))

o	Hurdle rate for Investment B = $7,390,685

o	Catch-up rate for Investment B = ($30,000,000) × (10% × (1,124 days / 365))

o	Catch-up rate for Investment B = $9,238,356

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o	Incentive fee on Investment B = 100% × ($8,000,000 – $7,390,685 (since the hurdle rate has been satisfied, but the catch up has not been fully achieved)

o	Incentive fee on Investment B = $609,315

o	Maximum incentive fee = 20% × (cumulative realized capital gains – (cumulative realized losses + cumulative net unrealized depreciation)) – (previously paid incentive fees)

o	Maximum incentive fee = (20% × $13,000,000) – ($600,000 (previously paid incentive fees))

o	Maximum incentive fee = $2,000,000

o	Incentive fee paid = $609,315 (because the incentive fee payable on Investment B does not exceed the maximum incentive fee)

Alternative 2:

Assumptions

•	Hurdle rate = 8.00% non-compounded annual rate of return

•	Hurdle rate = (purchase price) × (8% × (days owned/365))

•	Catch-up rate = 10.00% non-compounded annual rate of return

•	Catch-up rate = (purchase price) × (10% × (days owned/365))

•	Year 1: $20 million investment made on March 15 in Company A (“Investment A”), $30 million investment made on February 1 in Company B (“Investment B”), and $25 million investment made on September 1 in Company C (“Investment C”)

•	Year 2: Investment A is sold on September 15 for $50 million, FMV of Investment B is determined to be $25 million, and FMV of Investment C is determined to be $25 million

•	Year 3: FMV of Investment B is determined to be $27 million and Investment C is sold on March 1 for $30 million

•	Year 4: FMV of Investment B is determined to be $35 million

•	Year 5: Investment B is sold on December 1 for $20 million

The incentive fee would be calculated as follows:

•	Year 1: None

•	Year 2: Incentive fee calculation:

o	Hurdle rate for Investment A = ($20,000,000) × (8% × (550 days / 365))

o	Hurdle rate for Investment A = $2,410,959

o	Catch-up rate for Investment A = ($20,000,000) × (10% × (550 days / 365))

o	Catch-up rate for Investment A = $3,013,699

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o	Incentive fee on Investment A = 20% × $30,000,000 (since the hurdle rate has been satisfied and the catch up has been fully achieved)

o	Incentive fee on Investment A = $6,000,000

o	Maximum incentive fee = 20% × (cumulative realized capital gains – (cumulative realized losses + cumulative net unrealized depreciation)) – (previously paid incentive fees)

o	Maximum incentive fee = 20% × ($30,000,000 - $5,000,000 (unrealized depreciation on Investment B))

o	Maximum incentive fee = $5,000,000

o	Incentive fee paid = $5,000,000 (because the incentive fee payable on Investment A exceeds the maximum incentive fee, the maximum incentive fee applies)

•	Year 3: Incentive fee calculation:

o	Hurdle rate for Investment C = ($30,000,000) × (8% × (822 days / 365))

o	Hurdle rate for Investment C = $4,504,110

o	Catch-up rate for Investment C = ($30,000,000) × (10% × (822 days / 365))

o	Catch-up rate for Investment C = $5,630,137

o	Incentive fee on Investment C = 100% × ($5,000,000 – $4,504,110 (since the hurdle rate has been satisfied, but the catch up has not been fully achieved)

o	Incentive fee on Investment C = $495,890

o	Maximum incentive fee = 20% × (cumulative realized capital gains – (cumulative realized losses + cumulative net unrealized depreciation)) – (previously paid incentive fees)

o	Maximum incentive fee = 20% × ($35,000,000 - $3,000,000 (unrealized depreciation on Investment B)) – ($5,000,000 (previously paid incentive fees))

o	Maximum incentive fee = $1,400,000

o	Incentive fee paid = $495,890 (because the incentive fee payable on Investment C does not exceed the maximum incentive fee)

•	Year 4: None

•	Year 5: None

(e)          The Company intends to seek primarily minority equity positions in its portfolio companies. Although the Company expects to primarily invest through private secondary markets, to the extent the Company makes a direct minority investment in a portfolio company, neither the Company, nor the Adviser may have the ability to control the timing of when the Company realizes capital gains or losses with respect to such investment. The Company expects the timing of such realization events to be determined by its portfolio companies in such cases. To the extent the Company has non-minority investments, or the securities the Company holds are traded on a private secondary market or public securities exchange, the Adviser will have greater control over the timing of a realization event. In such cases, the Board will monitor such investments in connection with the Board’s general oversight of the investment management services provided by the Adviser. In addition, as of the end of each fiscal quarter, the Company will evaluate whether the cumulative aggregate unrealized appreciation on the Company’s portfolio would be sufficient to require the Company to pay an incentive fee to the Adviser if such unrealized appreciation were actually realized as of the end of such quarter, and if so, the Company will generally accrue an expense equal to the amount of such incentive fee.

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4.            Covenants of the Adviser.

The Adviser covenants that it will remain registered as an investment adviser under the Advisers Act so long as the Company maintains its election to be regulated as a BDC under the Investment Company Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.            Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.            Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

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7.            Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.            Limitation of Liability of the Adviser; Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

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9.            Effectiveness, Duration and Termination of the Agreement.

(a)          This Agreement shall become effective as of the first date above written. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 9, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b)          The Agreement shall continue in effect for two years from the date of the Initial Advisory Agreement and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)          This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Directors or by the Adviser.

(d)          This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(e)          The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.           Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.           Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.           Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Investment Advisory Agreement to be duly executed on the date above written.

GSV CAPITAL Corp.

By:
Name: Michael T. Moe
Title: President and Chief Executive Officer

GSV ASSET MANAGEMENT, LLC

By:
Name: Michael T. Moe
Title: Manager

[Advisory Agreement]

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